Exhibit 99.1

AudioEye Reports First Quarter 2019 Results

Strong First Quarter Growth Provides Baseline for Expected Sequential Ramp Throughout 2019;

New Chief Financial Officer Joins Management Team

TUCSON, Ariz. – May 14, 2019— AudioEye, Inc. (NASDAQ: AEYE), a leading provider of digital accessibility solutions that provide barrier-free website access for individuals with disabilities, reported financial results for the first quarter ended March 31, 2019.

First Quarter and Recent Operational Highlights

•	Augmented existing management team through the appointment of 20-year corporate finance executive and proven business leader Sach Barot as new Chief Financial Officer.

•	Engaged former New York Governor David Paterson as key political advocate and business consultant for the AudioEye solution with the goal of addressing the significant increase in litigation related to digital accessibility, specifically in New York state.

•	Continued to grow direct sales channel client roster in the first quarter with prominent new customers from the technology, fashion, retail, hospitality and healthcare space among others.

•	Partnered with Edlio, a leading provider of community engagement solutions for K-12 public, private and charter schools, to provide enhanced accessibility solutions to its portfolio of 10,000 websites.

•	Partnered with Mopro, a leading website provider that creates and hosts sites for businesses in every industry, as its accessibility provider to its more than 10,000 clients.

•	Increased the sales and implementation teams to grow AudioEye market share faster and to continue implementing its service solution for customers in a timely manner.

Key Performance Indicators (KPIs)

•	Continued to fortify new indirect channel partner relationships. Currently, 18 established channel partners offer AudioEye as their exclusive digital accessibility solution to their clients.

•	As of March 31, 2019, total customer count had grown to nearly 1,100 customers.

•	As of March 31, 2019, monthly recurring revenues (MRR) totaled $686,000, which was an increase of 12% compared to $614,000 at December 31, 2018.

First Quarter 2019 Financial Results

•	Total revenues increased 73% to a record $1.99 million from $1.15 million in the same period a year-ago. The increase in revenues was primarily due to continued execution in direct channel as well as steady growth in the indirect channel.

•	Cash contract bookings increased 56% to a $3.43 million from $2.20 million in the same year-ago period. The increase in cash contract bookings was primarily due to execution in contract closings in the direct channel and securing contracts with a new indirect channel partner.

•	Gross profit increased 93% to $1.08 million (54.5% of total revenues) from $562,000 (48.9% of total revenues) in the same year-ago period. The increase in gross profit and gross margin was primarily due to the increase in revenues previously described.

•	Total operating expenses increased 87% to $3.22 million from $1.72 million in the same year-ago period. The increase in total operating expenses was primarily due to continued investment in our growth through technology enhancements, consulting, legal and compliance costs, as well as recruiting, marketing, stock-based compensation and other key personnel costs.

•	Net loss available to common stockholders was $2.15 million, or $(0.28) per share, compared to $1.18 million, or $(0.18) per share, in the same year-ago period. The greater net loss was primarily due to the increase in total operating expenses previously mentioned at a greater rate than the increase in revenues previously mentioned.

•	At quarter-end, the Company had $4.09 million in cash, compared to $5.74 million at December 31, 2018, and no debt.

•	Deferred revenues increased to $2.89 million from $1.37 in March 2018, an increase of 110%.

•	Cash contracts in excess of revenue and deferred revenue increased to $9.15 million from $4.13 million in March 2018, an increase of 121%.

Full Year 2019 Financial Outlook

Management still expects to be within the range of its previously announced financial guidance for full year 2019. The Company expects revenues to range between $11.0 million and $13.0 million and cash contract bookings for the full year 2019 to range between $20.0 million and $22.0 million. With our increased PR and marketing efforts, additional hires in the sales and installation teams, and further emphasis on the development of technological enhancements, the momentum is expected to increase the pace of both bookings and revenues.

Management Commentary

AudioEye Executive Chairman Carr Bettis said, “The first quarter was a strong start to the year that has us in good position to continue ramping our growth efforts throughout the balance of 2019. Total revenues increased 73% to a record $1.99 million, which marks the thirteenth consecutive quarter that we’ve achieved record topline results. Looking ahead, we're seeing even greater signs of growth and expansion. The past two months, April and March, have been the best months in the history of our company in terms of cash contract bookings. Thanks to our enhanced public relations and marketing efforts, we’ve been able to increase our pipeline substantially and will look to continue to accelerate this program going forward. We are continuing to strategically funnel financial resources and add key personnel into areas that will allow us to build on our market leading position and further establish AudioEye as the de-facto leader in digital accessibility.”

AudioEye CEO Todd Bankofier added: “Operationally, we put together another solid quarter of execution, which should function as a strong base from which we can build throughout 2019. In our direct sales business, we signed a number of major new customers, some representing the more significant companies within the Global Fortune 500, and in our indirect channel, we partnered with additional major CMS providers in the education and small business markets, which should provide meaningful long-term growth opportunities. More specifically, through our new partnership with Edlio, we now have the ability to offer our Ally Managed Service to its portfolio of roughly 10,000 K-12 school websites. Additionally, our partnership with Mopro gives us the ability to offer our fully managed accessibility solution to its more than 10,000 sites that represent a variety of industries. Our investments in new technology offerings, such as PDF remediations, will also provide a diversified revenue stream for our business in the near term as we look to onboard additional new partners throughout the year.”

Conference Call

AudioEye management will hold a conference call today, May 14, 2019 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results.

AudioEye management will host the call, followed by a question and answer period.

U.S. dial-in number: (877) 407-9208

International number: (201) 493-6784

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will also be webcast live and available for replay here and via the investor relations section of the company’s website. An audio recording will remain available via the investor relations section of the company’s website for 90 days.

A telephonic replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through May 21, 2019.

Toll-free replay number: (844) 512-2921

International replay number: (412) 317-6671

Replay ID: 13690108

About AudioEye, Inc.

AudioEye is a technology company serving businesses committed to providing equal access to their digital content. Through patented technology, subject matter expertise and proprietary processes, AudioEye is transforming how the world experiences digital content. Leading with technology, AudioEye identifies and resolves issues of accessibility and enhances the user experience, making digital content more accessible and more usable for more people.

AudioEye's common stock trades on the Nasdaq Capital Market under the symbol "AEYE." The Company maintains offices in Tucson, Scottsdale, Atlanta, New York and Washington D.C. For more information about AudioEye and its online accessibility solutions, please visit www.audioeye.com.

Forward-Looking Statements

Any statements in this press release about AudioEye’s expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance are not historical facts and are “forward-looking statements” as that term is defined under the federal securities laws. Forward-looking statements are often, but not always, made through the use of words or phrases such as “believe”, “anticipate”, “should”, “intend”, “plan”, “will”, “expects”, “estimates”, “projects”, “positioned”, “strategy”, “outlook” and similar words. You should read the statements that contain these types of words carefully. Such forward-looking statements contained herein include, but are not limited to, statements regarding continued rapid expansion in 2019 and long-term growth opportunities, revenues and cash contract bookings for the year ending December 31, 2019, the acceleration of public relations and marketing efforts to increase the Company’s pipeline, and the use of financial resources and the addition of personnel to build on the Company’s market position. These statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from what is expressed or implied in such forward-looking statements, including the variability of AudioEye’s revenues and financial performance; risks associated with product development and technological changes; the acceptance of AudioEye’s products in the marketplace by existing and potential future customers; competition; and general economic conditions. These and other risks are described more fully in AudioEye’s filings with the Securities and Exchange Commission (the “SEC”), including AudioEye’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 27, 2019. There may be events in the future that AudioEye is not able to predict accurately or over which AudioEye has no control. Forward-looking statements reflect management’s view as of the date of this press release, and AudioEye urges you not to place undue reliance on these forward-looking statements. AudioEye does not undertake any obligation to update such forward-looking statements to reflect events or uncertainties after the date hereof.

About Key Operating Metrics

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (GAAP), we consider certain operating measures that are not GAAP measures, including monthly recurring revenues, cash contract bookings and cash contracts. AudioEye reviews a number of operating metrics such as these to evaluate its business, measure performance, identify trends, formulate business plans, and make strategic decisions. We believe these metrics and measures are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of other similar companies. In this press release, we are reporting results and/or affirming our previously announced guidance on cash contract bookings and monthly recurring revenues.

AudioEye’s cash contract bookings is the contracted amount of money the customer commits to spend with the Company over an agreed amount of time, generally ranging from 12 months up to 60 months.

AudioEye’s cash contracts in excess of revenue and deferred revenue is the remaining cash contract bookings that have not yet been recognized as revenue or billed to the customer. This measure represents the contractually agreed amount of money that is remaining to be billed and paid under contracts and that will be recognized in subsequent periods.

AudioEye’s monthly recurring revenues is the Company’s annualized spend of a customer divided by 12.

Corporate Contact:

AudioEye, Inc.

Todd Bankofier, Chief Executive Officer

tbankofier@audioeye.com

(520) 308-6140

Investor Contact:

Matt Glover or Tom Colton

AEYE@gatewayir.com

(949) 574-3860

-Financial Tables to Follow-

AUDIOEYE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended March 31,
	2019	2018
Revenues	$1,985,678	$1,149,342

Cost of revenue	902,984	587,464

Gross profit	1,082,694	561,878

Operating expenses:
Selling and marketing	871,875	610,662
Research and development	215,253	49,667
General and administrative	2,136,326	1,064,625
Total operating expenses	3,223,454	1,724,954

Operating loss	(2,140,760)	(1,163,076)

Other income (expense):
Unrealized (loss) gain on marketable securities	(18)	228
Interest (expense) income, net	(648)	237
Total other (loss) income	(666)	465

Net loss	(2,141,426)	(1,162,611)

Dividends on Series A Convertible preferred stock	(12,945)	(13,750)

Net loss available to common stockholders	$(2,154,371)	$(1,176,361)

Net loss per common share-basic and diluted	$(0.28)	$(0.18)

Weighted average common shares outstanding-basic and diluted	7,611,296	6,466,563

AUDIOEYE, INC.
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash	$4,089,717	$5,741,549
Accounts receivable, net	288,342	172,384
Marketable securities, held in related party	492	510
Deferred costs, short term	178,781	176,006
Prepaid expenses and other current assets	129,388	49,901
Total current assets	4,686,720	6,140,350

Property and equipment, net	114,387	108,007
Right of use assets	512,966	-

Deferred costs, long term	105,085	93,790
Intangible assets, net	1,961,787	2,061,404
Goodwill	700,528	700,528

Total assets	$8,081,473	$9,104,079

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$340,861	$93,544
Related party payables	14,467	14,467
Finance lease liabilities	37,404	30,172
Operating lease liabilities	152,352	-
Deferred rent	-	4,472
Deferred revenue	2,574,097	2,626,712
Total current liabilities	3,119,181	2,769,367

Long term liabilities:
Finance lease liabilities	55,165	51,150
Operating lease liabilities	371,334	-
Deferred rent	-	6,585
Deferred revenue	310,967	402,075

Total liabilities	3,856,647	3,229,177

Stockholders' equity:
Preferred stock, $0.00001 par value, 10,000,000 shares authorized
Series A Convertible Preferred stock, $0.00001 par value, 200,000 shares designated, 105,000 shares issued and outstanding as of March 31, 2019 and December 31, 2018	1	1
Common stock, $0.00001 par value, 50,000,000 shares authorized, 7,623,227 and 7,579,995 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	76	76
Additional paid-in capital	48,509,276	48,017,926
Accumulated deficit	(44,284,527)	(42,143,101)
Total stockholders' equity	4,224,826	5,874,902

Total liabilities and stockholders' equity	$8,081,473	$9,104,079